Exhibit 99.1

Aditxt, Inc. (NASDAQ: ADTX) Announces 1-for-250 Reverse Stock Split Effective at the Open of Trading on March 17, 2025

Mountain View, Ca. (March 12, 2025) –Aditxt, Inc. (NASDAQ: ADTX) (“Aditxt” or the “Company”), an innovation platform dedicated to discovering, developing, and deploying promising health innovations, announced today that it will effect a 1-for-250 reverse split of its common stock. Commencing with the opening of trading on the Nasdaq Capital Market on March 17, 2025, the Company’s common stock will trade on a post-split basis under the same symbol ADTX. The reverse stock split was approved by the Company’s stockholders at the special meeting held on February 28, 2025, with the final ratio determined by the Company’s board of directors.

As a result of the reverse stock split, the CUSIP number for the Company’s common stock will now be 007025802. As a result of the reverse stock split, every 250 shares of issued and outstanding common stock will be exchanged for 1 share of common stock, with any fractional shares being rounded up to the next higher whole share. Immediately after the reverse stock split becomes effective, the Company will have approximately 1,031,102 shares of common stock issued and outstanding.

The reverse stock split is primarily intended to bring the Company into compliance with Nasdaq’s minimum bid price requirement.

Additional information concerning the reverse stock split can be found in Aditxt’s definitive proxy statement filed with the Securities and Exchange Commission on January 27, 2025.

About Aditxt

Aditxt, Inc.® is a social innovation platform dedicated to accelerating promising health innovations. Aditxt’s ecosystem of research institutions, industry partners, and shareholders collaboratively drives their mission to “Make Promising Innovations Possible Together.” The innovation platform is the cornerstone of Aditxt’s strategy, where multiple disciplines drive disruptive growth and address significant societal challenges. Aditxt operates a unique model that democratizes innovation, ensures every stakeholder’s voice is heard and valued, and empowers collective progress.

Aditxt currently operates two programs focused on immune health and precision health. The Company plans to introduce two additional programs dedicated to public health and women’s health. For these, Aditxt has entered into an Arrangement Agreement with Appili Therapeutics, Inc. (“Appili”) (TSX: APLI; OTCPink: APLIF), which focuses on infectious diseases, and a Merger Agreement with Evofem Biosciences, Inc. (“Evofem”) (OTCQB: EVFM). Each program will be designed to function autonomously while collectively advancing Aditxt’s mission of discovering, developing, and deploying innovative health solutions to tackle some of the most urgent health challenges. The closing of each of the transactions with Appili and Evofem is subject to several conditions, including but not limited to approval of the transactions by the respective target shareholders and Aditxt raising sufficient capital to fund its obligations at closing. These obligations include cash payments of approximately $17 million for Appili and $17 million for Evofem, which includes approximately $15.2 million required to satisfy Evofem’s senior secured noteholder; should Aditxt fail to secure these funds, Evofem’s senior secured noteholder is expected to seek to prevent the closing of the merger with Evofem. On December 23, 2024, Evofem announced the cancellation of its special stockholders meeting and the withdrawal of the merger proposal with Aditxt from consideration by the stockholders. No assurance can be provided that all of the conditions to closing will be obtained or satisfied or that either of the transactions will ultimately close.

For more information, www.aditxt.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses, or current expectations concerning, among other things, the Company’s ongoing and planned product and business development; the Company’s ability to finance and execute its strategic M&A initiatives; the Company’s ability to obtain the necessary funding and partner to commence clinical trials; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth, and strategies; the Company’s ability to raise additional capital; expected usage of the Company’s ELOC and ATM facilities; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as market and other conditions and those risks more fully discussed in the section titled “Risk Factors” in Aditxt’s most recent Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s other filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Corporate Communications
Jeff Ramson, PCG Advisory
T: 646-863-6893
jramson@pcgadvisory.com